Exhibit 10.1

POST HOLDINGS, INC.
NOTICE of AWARD of STOCK

POST HOLDINGS, INC. (the “Company”), hereby grants to the individual named below (the “Grantee”) an Award of Stock (the “Shares”) set forth below, effective on the Date of Grant set forth below. The Shares shall be granted under such terms as provided in this notice (“Agreement”) and the terms and conditions of the Post Holdings, Inc. 2019 Long-Term Incentive Plan (the “Plan”), and shall constitute an “Other Award” under Section 11 of the Plan. Capitalized terms used but not defined in this Agreement shall have the same definitions as in the Plan.

Grantee:
Gross Number of Shares (Subject to Section 5):
Date of Grant:
Vesting Schedule:	Vested as of the Date of Grant

1.Shares.
(a)    Issuance of Shares. Subject to all the terms and conditions set forth in this Agreement and the Plan, the Company shall issue to the Grantee a number of Shares as provided above, subject to reduction as set forth in Section 5, as soon as administratively practicable after Grantee has accepted this Agreement and in no event later than 30 days after such acceptance. Grantee shall have a period of 15 days beginning on the Date of Grant to accept this Award. Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the issuance of the shares, exercise all rights of a shareholder with respect to the Shares.
(b)    Compliance with Laws. The grant of this Award shall be subject to and in compliance with all applicable requirements of federal, state and foreign law with respect to such securities, other law or regulations and the requirements of any stock exchange or market system upon which the Stock may then be listed. The Company’s inability to obtain permission or other authorization from any relevant regulatory body necessary to the lawful issuance of any Shares shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority was not obtained.
(c)    Registration. Shares issued pursuant to this Award shall be registered in the name of the Grantee. Such Shares may be issued either in certificated or book entry form. In either event, the certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.
2.Incorporation of the Plan by Reference. The Award of Shares pursuant to this Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. The Grantee hereby acknowledges that a copy of the Plan has been made and remains available to the Grantee.
3.Committee Discretion. This Award has been made pursuant to a determination made by the Committee. Notwithstanding anything to the contrary herein, the Committee shall have the authority as set forth in the Plan.
4.No Right to Continued Employment. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company or its Affiliates or Parent otherwise would have to terminate the employment of the Grantee at any time for any reason.

Version Feb. 2020

5.Withholding of Taxes. In addition to any rights the Company may have pursuant to Section 13(d) of the Plan, the Company shall make such provisions for the withholding or payment of taxes as it deems necessary under applicable law and shall have the right to deduct from payments of any kind otherwise due to the Grantee or alternatively to require the Grantee to remit to the Company an amount in cash, by wire transfer of immediately available funds, certified check or such other form as may be acceptable to the Company, sufficient to satisfy at the time when due any federal, state, or local taxes or other withholdings of any kind required by law to be withheld with respect to the Shares. For the avoidance of doubt, the foregoing means that the number of Shares actually delivered to the Grantee pursuant to this Agreement may be less than the number stated above if the Company elects to withhold Shares to satisfy any withholding or tax obligations.
6.Entire Agreement. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties with respect to the subject matter hereof.
7.Governing Law. To the extent federal law does not otherwise control, this Agreement shall be governed by the laws of the State of Missouri, without giving effect to principles of conflicts of laws. The Grantee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Grantee in the Plan shall be on the basis of a warranty by the Grantee that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Grantee has signed this Agreement to evidence his or her acceptance of the terms hereof, all as of the Date of Grant.

Post Holdings, Inc.	Grantee

By:
Name:
Title:

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